John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law Group
2041 West 141st Terrace, Suite 119
Leawood, KS  66224
Phone: 913.660.0778   Fax: 913.660.9157
 john.lively@1940actlawgroup.com

September 28, 2011

Valued Advisers Trust
2960 N. Meridian St, suite 300
Indianapolis, Indiana 46208

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in the Statement of Additional Information for the LS Opportunity Fund, a series portfolio of Valued Advisers Trust (the “Trust”), which is included in Post-Effective Amendment No. 47 to  the Registration Statement under the Securities Act of 1933, as amended (No. 333-151672), and Amendment No. 48 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22208), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of The Law Offices of John H. Lively & Associates, Inc.